Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of The Gabelli Multimedia Trust Inc. of our report dated February 28, 2019, relating to the financial statements and financial highlights, which appears in The Gabelli Multimedia Trust Inc. Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 26, 2019